UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2006

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

466 Kato Terrace, Fremont, California		94539
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-360-2300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2006, SCM Microsystems, Inc. ("SCM" or "the Company") completed the sale of its Digital TV solutions business to Kudelski S.A. ("Kudelski") for total consideration of $11 million in cash. The transaction was initially announced on April 6, 2006. The consideration includes up to $2 million payable subject to the successful completion of certain product development milestones that are expected to be completed by Kudelski subsequent to the close of the transaction; however, no assurance can be given that these milestones will be achieved.

Under the terms of the transaction, SCM has sold to Kudelski substantially all of the assets that relate to its Digital TV solutions business, including its office building in France, certain inventory, contracts, trademarks and intellectual property. In addition, approximately 40 SCM employees in Europe and Asia have joined Kudelski.

On May 22, 2006, Kudelski and Robert Schneider, Managing Director of SCM GmbH and Chief Executive Officer of SCM Microsystems, Inc., entered into an agreement pursuant to which Mr. Schneider has agreed to certain restrictions affecting his ability to compete with Kudelski following SCM’s sale of its Digital TV solutions business to Kudelski (the "Restrictive Covenant").

Pursuant to the Restrictive Covenant, for a period of two years from the signing of the Restrictive Covenant Mr. Schneider shall refrain from developing, designing, manufacturing or selling products that directly compete with the digital television security solution products of SCM’s Digital TV solutions business that exist as of the closing of the sale of the Digital TV solutions business.

Additionally, on May 22, 2006, SCM Microsystems GmbH ("SCM GmbH") and Robert Schneider entered into an amended employment agreement (the "Amended Agreement"), pursuant to which Mr. Schneider will receive additional severance and compensation, in part, for his signing the Restrictive Covenant.

Pursuant to the Amended Agreement, Mr. Schneider will receive a one-time signing bonus of $80,000, payable within five days of May 22, 2006.

Further, if SCM GmbH were to terminate Mr. Schneider’s employment without "cause" or Mr. Schneider were to resign within 90 days of an event constituting "good reason" (each as defined in the Amended Agreement), Mr. Schneider would be entitled to receive monthly payments equal to his then current monthly base salary payment for 24 months following his departure from SCM GmbH. The right to receive the monthly payments is subject to certain conditions, including Mr. Schneider’s agreement to abide by the Restrictive Covenant as described above.

Finally, in the event of a claim of alleged infringement of the Restrictive Covenant made by Kudelski against Mr. Schneider, SCM GmbH will indemnify and hold Mr. Schneider harmless for and against all legal fees (including but not limited to court fees and reasonable attorney fees) and associated costs (including but not limited to travel costs or translator fees), which Mr. Schneider reasonably incurs in his defense against such claims of Kudelski. Mr. Schneider will not be entitled to such indemnification if a final court decision holds that Mr. Schneider has committed the infringement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 22, 2006, SCM Microsystems, Inc. ("SCM" or "the Company") completed the sale of its Digital TV solutions business to Kudelski S.A. ("Kudelski") for total consideration of $11 million in cash. The transaction was initially announced on April 6, 2006. The consideration includes up to $2 million payable subject to the successful completion of certain product development milestones that are expected to be completed by Kudelski subsequent to the close of the transaction; however, no assurance can be given that these milestones will be achieved.

Under the terms of the transaction, SCM has sold to Kudelski substantially all of the assets that relate to its Digital TV solutions business, including its office building in France, certain inventory, contracts, trademarks and intellectual property. In addition, approximately 40 SCM employees in Europe and Asia have joined Kudelski.

Item 9.01 Financial Statements and Exhibits.

The pro forma financial information required by this Item 9.01(b) is not included in this initial report on Form 8-K. The pro forma financial information will be filed by an amendment to this report within 71 calendar days after the date of this initial report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

May 26, 2006	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	SCM Microsystems' Press Release dated May 23, 2006 announcing completion of the sale of the Company's Digital TV solutions business to Kudelski S.A.